Exhibit 4.24

China Telecommunications Corporation,

China Huaxin Post and Telecommunications Economy Development Centre

and

China Telecom Corporation Limited

Share Transfer Agreement

In Relation to the Shareholding in China Telecom System Integration Co., Ltd.

Share Transfer Agreement

This agreement is made and entered into on the 15th day of June, 2007, by and among the following parties in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”).

China Telecommunications Corporation (hereinafter referred to as “Party A”), a publicly owned enterprise established and validly subsisted pursuant to the laws of the PRC with an address at 31 Jinrong Street, Xicheng District, Beijing and with the legal representative being Mr. Wang Xiaochu.

China Huaxin Post and Telecommunications Economy Development Centre (hereinafter referred to as “Party B”), a publicly owned enterprise established and validly subsisted pursuant to the laws of the PRC with an address at 31 Jinrong Street, Xicheng District, Beijing and with the legal representative being Mr. Sun Daiwei.

China Telecom Corporation Limited (hereinafter referred to as “Party C”), a joint stock limited company established and validly subsisted pursuant to the laws of the PRC with an address at 31 Jinrong Street, Xicheng District, Beijing and with the legal representative being Mr. Wang Xiaochu.

In this agreement, Party A and Party B are collectively referred to as the “Transferors” and Party C is referred to as the “Transferee.”

WHEREAS:

1.	China Telecom System Integration Co., Ltd. (hereinafter referred to as the “Target Company”), located at and with a registered capital of RMB 142,254,500, is a company legally established and validly subsisted with limited liability and the registration number for its existing valid Business Licenses for Enterprises as Legal Persons is 1000001003574. The shareholding of the Target Company is legally held by Party A and Party B as to 64.33% and 35.67%, respectively.

2.	The Transferors is in contemplation to transfer all of their shareholdings in the Target Company (hereinafter referred to as the “Transferred Shareholding” and shall refer to all the capital contributions made to the Target Company by Party A and Party B and all the rights, interests and obligation in relation thereof) to the Transferee pursuant to the agreement.

3.	The Transferee agrees to acquire the Transferred Shareholding in the Target Company from the Transferors pursuant to the agreement.

4.	Pursuant to the requirements of the relevant laws and regulations of the State, the Transferred Shareholding as referred herein has been appraised by China Enterprises Appraisals Company, Inc. and the result of which has been submitted to the State-owned Assets Supervision and Administration Commission of the State Council for filing.

The parties hereto enter into the following agreement in relation to the transfer of the Transferred Shareholding in the Target Company from the Transferors to the Transferee after mutual amicable negotiation (hereinafter referred to as the “Agreement”):

Clause 1 Transfer of Shareholding

1.1	The Transferors agree to transfer to the Transferee, and the Transferee agrees to acquire from the Transferors, the respective Transferred Shareholding held by the Transferors subject to the terms and conditions hereinunder.

1.2	All parties hereto agree that, from the effective date of the transfer, the Transferred Shareholding and all rights, interests and benefits attached therewith shall be vested in the Transferee and the Transferee shall be entitled to all rights in relation to the Transferred Shareholding and shall assume the relevant obligations as vested with the PRC laws, while the Transferors shall cease to be entitled to, and assume, any rights and obligation in relation to the Transferred Shareholding unless as otherwise agreed to herein.

1.3	For the avoidance of doubt, the Transferors shall be entitled to any increase of the net asset values of the Transferred Shareholding resulting from the profits thereof and shall also make up for their respective share of any shortfall in the net asset values in cash resulting from any loss for the period between the reference date of the appraisal and the effective date of the transfer as stipulated in Clause 3 herein (hereinafter referred to as the “Relevant Period”).

1.4	The Transferee shall procure the Target Company to continue to perform the labour contracts entered into with its existing staff pursuant to the laws.

Clause 2 Consideration for the transfer and payment terms

2.1 Pursuant to the Assets Appraisal Report issued by China Enterprises Appraisals Company, Inc., the appraised value of the Transferred Shareholding shall be RMB 159,472,500.

The parties agree that the total consideration for the transfer of shareholding shall be RMB 159,500,000, in which the consideration for the transfer of shareholding payable by Party C to Party A shall be RMB 102,603,500 and the consideration for the transfer of shareholding payable by Party C to Party B shall be RMB 56,893,650. Unless the appraised value of the Transferred Share is otherwise adjusted by the State-owned Assets Supervision and Administration Commission of the State Council, the aforementioned consideration for the transfer shall be final.

2.2 Both parties agree that the aforementioned total consideration shall be paid by the Transferee within 15 working days after the effective date of the transfer of shareholding stipulated herein, or within any other period as agreed by the parties, and shall be deposited into the respective accounts as agreed by the Transferors in writing.

2.3 All the taxes and charges payable for the transfer of the Transferred Shareholding shall borne paid by the parties pursuant to the requirements of the relevant laws and administrative rules. Taxes and charges not specifically provided by any laws and administrative rules and other charges (if any) resulting from the transfer of the Transferred Shareholding shall be borne by the Transferors and the Transferee equally.

Clause 3 Effective Date of the Transfer

3.1 The transfer of the Transferred Shareholding stated herein shall be effective on the date on which the following conditions precedent are fully satisfied (i.e. the effective date of the transfer):

(1)	the duly execution of the Agreement by all parties;

(2)	the passing of relevant resolutions by the general meeting of the Target Company for the approval of the transfer of shareholding contemplated hereinunder and Party C to become the shareholder of the Target Company and to hold the Transferred Shareholding;

(3)	the consent of the other shareholders of the Target Company in writing on the transfer of shareholding referred to herein and the waive of their rights of first refusal (if any);

(4)	the filing of the result of appraisal with and the approval granted by the State-owned Assets Supervision and Administration Commission of the State Council for the transfer of shareholding referred herein by the way of agreement;

(5)	the legal and appropriate amendment to the Articles of Association of the Target Company to reflect the transfer of the Transferred Shareholding referred to herein, and for the inclusion of Party C as the shareholder in holding of the Transferred Shareholding therein;

(6)	the completion of the commercial and industrial registration procedures in respect of the transfer of shareholding as referred herein by the Target Company.

Clause 4 Representations, Warranties and Undertakings

4.1 The representations, warranties and undertakings provided by the Transferors to the Transferee upon the execution of the Agreement and on the effective date of the transfer prescribed under the Clause 3 of the agreement are as follows:

(1)	The Transferors shall have the absolute rights, authority and capability for entering into and performing the Agreement and have obtained all necessary approval, permit and authorization for the execution and performance of the Agreement. Party A shall be legally and effectively bounded by the Agreement upon execution;

(2)	The Transferred Shareholding proposed to be transferred by the Transferors to the Transferee are the shareholding legally acquired and beneficially owned by the Transferors. Save as disclosed to the Transferee, no pledge nor any other third parties’ interest is created upon such shares;

(3)	Other shareholders of the Target Company have agreed in writing on the transfer of shareholding as referred herein and on the waiver of their first right of refusal;

(4)	The Transferors shall assist and procure the Target Company to complete application of the commercial and industrial registration procedures with the relevant administrative authority for industry and commerce and include Party C as the shareholder of Transferred Shareholding set out in the commercial and industrial registration document of the Target Company; and

(5)	The transfer of all or any of the Transferred Shareholding by the Transferors to the Transferee is in compliance with all the legal documents, including the Articles of Association, contract and agreements executed, which have binding effect on the Transferors.

4.2 The representations, warranties and undertakings provided by the Transferee to the Party A upon the execution of the Agreement and on the effective date of the transfer prescribed under the Clause 3 of the agreement are as follows:

(1)	The Transferee shall have the absolute rights, authority and capability for entering into and performing the Agreement and have obtained all necessary approval, permit and authorisation for the execution of this Agreement. The Transferee shall be legally and effectively bounded by the Agreement upon execution;

(2)	The Transferee’s acquisition of the respective shareholding held by the Transferors in the Target Company is in compliance with all the legal documents, including the Articles of Association, contract and agreements signed, which have binding effect on the Transferee;

(3)	The Transferee shall pay the consideration for the transfer of shareholding to the Transferors as per agreed herein;

(4)	The Transferee shall take all the reasonable and necessary measures to assist the Transferors in completing the transfer of shareholding referred herein; and

(5)	Pursuant to the laws of the PRC, the Transferee shall assume respective liabilities in respect of the outstanding debts subsisted prior to the effective date of the transfer under the laws and the Constitutions of the Target Company.

4.3	Save as provided under the laws and administrative rules and provided under the requirements of the relevant securities regulatory authorities, judicial authorities or other regulatory authorities, the parties shall maintain confidentiality over the transfer of shareholding referred herein and shall not disclose any issues in respect of the Agreement or any relevant information in relation hereof without the prior written consent from other party.

Clause 5 Effective Date of this Agreement

5.1 The Agreement shall be effective upon its execution by the legal representatives of the parties hereto or their authorized representatives under the common seal and the approval of the State-owned Assets Supervision and Administration Commission of the State Council for the transfer contemplated herein.

Clause 6 Default Liabilities

6.1 All parties hereto shall comply with all the undertakings, statements and warranties herein and shall warrant that other parties hereto shall not suffer any loss resulting from the breach of its undertakings, statements and warranties by any party. If the default of any party results in losses, including financial losses and expenses, suffered by the other parties hereto, the defaulting party shall indemnify the other parties hereto.

Clause 7 Force Majeure

7.1 “Force Majeure” shall refer to all the unforeseeable, unavoidable and uncontrollable events occurring after the Agreement has become effective that may result in the failure of any party in the performance of all or part of the obligations contemplated hereunder.

7.2 In case of force majeure, the obligations of any party hereunder may be suspended during the period of delay resulting therefrom and shall be extended automatically for a period of time corresponding to the suspension period.

7.3 The party affected by force majeure shall timely notify the other parties in writing and provide valid document evidencing the incident and the time of the occurrence of force majeure within fifteen days. The party affected by force majeure shall effect all reasonable measures to mitigate the effects of force majeure.

7.4 Upon the occurrence of force majeure, all parties hereto shall promptly discuss for a fair solution and extend their best efforts to mitigate the effects of force majeure.

Clause 8 Solution of Dispute

8.1 Any dispute among the parties hereto arising from or in relation to the performance hereof shall be resolved firstly by amicable negotiation. In case any dispute is not resolved within sixty (60) days after any party being notified by the other party of such dispute, either party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing and resolve the dispute by arbitration in Chinese in accordance with its arbitration rules. An arbitral tribunal shall comprise three arbitrators appointed in accordance with the arbitration rules of the CIETAC.

8.2 Pursuant to the relevant laws of the PRC, in case of any clause herein is adjudicated to be invalid, the validity and effectiveness of remaining clauses shall not be affected.

Clause 9 Applicable Laws

9.1 The execution, validity, interpretation, enforcement and resolution of dispute of the Agreement shall be governed by the laws of the PRC.

Clause 10 Other Agreement

10.1 The Agreement is prepared in Chinese with twelve original copies, and each of Party A and Party B shall retain one copy while all the other original copies shall be submitted to the relevant government departments. All of the original copies shall render the same legal effect.

10.2 Any amendment hereof shall be made in writing.

10.3 The annexes to the Agreement constitute an inseparable part of the Agreeement and shall render the same legal effect.

Signature Page

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The Transferors and the Transferee execute the Agreement as of the day and at the venue herein above set forth.

China Telecommunications Corporation (common seal) Legal representative or his/her authorized representative (Signature):	/s/ China Telecommunications Corporation /s/ Wang Xiaochu

China Huaxin Post and Telecommunications Economy Development Centre (common seal) Legal representative or his/her authorized representative (Signature):	/s/ China Huaxin Post and Telecommunications Economy Development Centre /s/ Sun Dawei

China Telecom Corporation Limited (common seal) Legal representative or his/her authorized representative (Signature):	/s/ China Telecom Corporation Limited /s/ Wu Andi